Exhibit 10.2

BOARD POLICY ON CHANGE OF CONTROL AGREEMENTS

AS OF OCTOBER 11, 2005

It shall be the policy of the Board of Directors that the aggregate payments provided for in any future termination agreements (or amendments to existing agreements) with any officer or employee of International Paper Company or any of its subsidiaries which are conditioned on a change of control of the Company shall not exceed 2.99 times the individual’s highest gross income received from the Company (as defined for U.S. federal income tax purposes, and reflected on the individual’s Form W-2) in any one of the three calendar years preceding the date of the change of control.

The term “aggregate payments” shall not include any benefits to which the individual would otherwise be entitled under the terms of any qualified or non-qualified Company pension plan(s), or Company severance policy or program not conditioned on a change of control, in effect as of the date preceding the date of the change of control.

Any future termination agreement (or amendment to an existing agreement) must be specifically approved by the Management Development & Compensation Committee. If the agreement is with an officer who is also a member of the Board of Directors, the agreement must also be approved by the independent directors.

No future termination agreement (or amendment to an existing agreement) which would provide for an increase in the aggregate payments provided for in existing agreements shall exceed the limitations set forth above, except if it has been approved or ratified by a majority of the shares voting at a meeting of shareholders.

The term “future termination agreements” shall not include (i) any agreements currently approved for the Company’s Tier I or Tier II Change of Control program filed with the Securities and Exchange Commission and entered into now and in the future with officers in their applicable tiers or (ii) any amendments to existing agreements that do not increase the aggregate payments provided for in the existing agreements.

This policy supersedes the Board Policy on Change of Control Agreements which was adopted, October 14, 2003.

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